Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Eve Holding, Inc. of our report dated March 18, 2022, except for the effects of the restatement discussed in Note 2 (not presented herein) to the combined financial statements, appearing as an exhibit in Eve Holding, Inc.’s Form 8-K/A dated December 12, 2022, as to which the date is December 7, 2022, and except for the consolidation and the recapitalization of equity including EPS discussed in Note 2, as to which the date is March 23, 2023, relating to the financial statements of Eve Holding, Inc., which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Hallandale Beach, Florida

April 19, 2023